Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE
February 7, 2018

PEABODY REPORTS EARNINGS FOR QUARTER AND YEAR ENDED DECEMBER 31, 2017

Continued strong operational performance leads to year-end unrestricted cash levels of $1.01 billion; Company completes additional $200 million of debt reduction and $107 million of share buybacks in quarter; Peabody achieves additional milestone in shareholder returns by initiating quarterly dividend; New revolver upsized to $350 million and Australian surety bond capacity initiated; $175 million in restricted cash released; Capital structure simplified as preferred shares fully converted to common stock in late January 2018.

ST. LOUIS, Feb. 7 - Peabody (NYSE: BTU) today announced its fourth quarter 2017 operating results, including revenues of $1.52 billion, income from continuing operations, net of income taxes of $378.0 million, net income attributable to common stockholders of $317.4 million, diluted earnings per share from continuing operations of $2.47 and Adjusted EBITDA1 of $416.2 million, the largest result in five years.

“A highly successful fourth quarter capped a year of substantial achievement for Peabody, as the company delivered results and generated value,” said Peabody President and Chief Executive Officer Glenn Kellow. “Fourth quarter results reflect strong operational performance, significant cash generation and debt repayment, meaningful release of restricted cash and continued share repurchases, and we have much more progress targeted for 2018. Much of our substantial 2017 cash flows were properly committed to debt reduction and reducing other obligations. We enter 2018 with a strong balance sheet, lower interest expense, minimal taxes, ability to liberate restricted cash, a newly initiated dividend, a simplified capital structure and strong cash flows that we intend to use to further unlock value for our shareholders.”

Fourth Quarter 2017 Results

Revenues for the fourth quarter increased 5 percent over the prior year to $1.52 billion on continued robust seaborne pricing and 4 percent higher Australian export volumes, leading to Australia’s largest quarterly revenue contribution in five years. Full-year 2017 revenues increased 18 percent over the prior year to $5.58 billion driven by higher Australian metallurgical and thermal coal pricing and an 11 percent increase in Powder River Basin coal shipments.

Note: All comparisons are to fourth quarter 2016 unless otherwise noted. Most income statement measures are not comparable with prior-year periods due to the adoption of fresh-start reporting as of April 1, 2017.

[1] Adjusted EBITDA, revenues per ton, costs per ton and Adjusted EBITDA margin per ton and percent are non-GAAP financial measures. Please refer to the tables and related notes in this press release for a reconciliation of non-GAAP financial measures.

Fourth quarter income from continuing operations, net of income taxes totaled $378.0 million, reflecting $178.8 million of depreciation, depletion and amortization; $83.1 million of gains on disposals (excluded from Adjusted EBITDA); net mark-to-market gain on actuarially determined liabilities of $45.2 million; and $35.9 million of interest expense. The company’s net income tax benefit of $81.6 million includes an estimated benefit resulting from newly enacted tax legislation primarily related to alternative minimum tax credits, which are expected to be refunded in 2019 and beyond.

Net income attributable to common stockholders totaled $317.4 million for the quarter and included $40.9 million of non-cash preferred stock dividends, reflecting the impact of 9 percent voluntary preferred conversions during the quarter and the semi-annual preferred dividend.

Fourth quarter Adjusted EBITDA totaled $416.2 million and included $6.5 million of restructuring charges related to future closure costs for the Millennium Mine. Adjusted EBITDA increased $122.2 million over the prior year, led by increases in Australian revenues and Adjusted EBITDA margins. For the full year, Peabody reported Adjusted EBITDA of $1.49 billion, with Australia and the U.S. operations contributing 56 percent and 44 percent, respectively, of total mining Adjusted EBITDA. Australia’s full-year Adjusted EBITDA of $906.7 million marks the platform’s largest operating result since 2008.

Australia’s fourth quarter Adjusted EBITDA increased 64 percent to $302.8 million, reflecting robust seaborne pricing and continued cost containment. Sales volumes for the Australian platform totaled 8.8 million tons, including 4.0 million tons of metallurgical coal sold at an average price of $127.14 per ton and 3.4 million tons of export thermal coal sold at an average price of $72.89 per ton, with the remainder delivered under domestic contracts. In line with the company’s full-year targets, the Australian operations shipped 11.7 million tons of metallurgical coal and 12.5 million tons of export thermal coal in 2017 at average realized prices of $132.29 per ton and $68.95 per ton, respectively.

Fourth quarter Australian thermal coal realized pricing increased 15 percent to $55.22 per ton, driven by strong seaborne demand. The Australian thermal coal segment earned robust Adjusted EBITDA margins of 38 percent, despite modestly higher costs primarily related to sales-related royalties.

Continued strength in seaborne metallurgical coal fundamentals led to fourth quarter segment revenues of $517.3 million, an increase of 27 percent over the prior year. Peabody’s Australian metallurgical coal mines sustained its improved second-half cost profile, resulting in fourth quarter costs of $78.03 per ton. Combined, strong seaborne fundamentals and powerful cost performance allowed the Australian metallurgical coal platform to lead the company in total Adjusted EBITDA contributions of $199.9 million and Adjusted EBITDA margins of 39 percent.

For the full year, the Australian platform expanded Adjusted EBITDA margins to 36 percent, an increase of $23.48 per ton compared to the prior year, on strengthening seaborne pricing and a continued focus on costs with productivity improvements, led by record North Goonyella production.

The U.S. operations generated fourth quarter Adjusted EBITDA of $162.1 million and delivered 40.4 million tons of coal, in line with the prior year. Revenues per ton increased 2 percent to $18.38 per ton, primarily due to favorable mix and the benefit of a contractual settlement. U.S. costs per ton increased largely due to planned maintenance in the Midwest and higher fuel costs across operations.

For the full year, the U.S. platform delivered average Adjusted EBITDA margins of 25 percent, largely driven by the benefit of a contractual settlement and improved cost performance in the Western segment related to higher Twentymile Mine volumes and favorable ratio changes at the Kayenta Mine.

Peabody generated fourth quarter operating cash flows of $466.9 million. Total capital expenditures of $98.0 million contributed to total investing cash outflows of $58.5 million and free cash flow2 of $408.4 million.

Balance Sheet and Capital Return Initiatives

“Peabody ended 2017 strongly with great operational execution that allowed us to exceed our deleveraging and liquidity targets. We successfully put in place and upsized our new revolver, worked with insurers to create a surety bonding program in Australia, and advanced our capital allocation program,” said Peabody Executive Vice President and Chief Financial Officer Amy Schwetz. “Our balance sheet is strong and our near-term earnings profile is robust, so our emphasis can now shift more fully toward greater returns of cash to shareholders.”
Liquidity

•
Liquidity at quarter end totaled $1.24 billion, including $1.01 billion in cash and cash equivalents, $193.8 million of available revolver capacity and $38.1 million of accounts receivable securitization capacity.

•
During the fourth quarter, Peabody made significant progress on achieving its 2018 goal of freeing up approximately $200 million to $400 million of its nearly $540 million restricted cash balance by utilizing its new $350 million revolving credit facility and closing on the Burton transaction. As a result, the company’s total restricted cash balance has been reduced by one-third to $363.2 million since Sept. 30, 2017.

•
In January 2018, the company worked with insurers to successfully issue an initial tranche of approximately $115 million of surety bonds in Australia, and as a result, expects to reduce its restricted cash balance by an equal amount. The company expects to put additional bonding in place over time and ultimately through a combination of letters of credit, bank guarantees and surety bonds, now anticipates releasing nearly all of its remaining restricted cash in 2018.

Deleveraging

•
Peabody previously targeted a total of $500 million in voluntary debt reduction by the end of 2018 and a total gross debt balance of $1.2 billion to $1.4 billion over time. Given the company’s strong cash generation, Peabody completed its targeted repayments a year in advance, bringing its total debt balance to $1.46 billion as of Dec. 31, 2017. By advancing deleveraging, Peabody was also able to access alternative sources of liquidity and lower fixed charges.

•	As a result of the company’s meaningful cash position and voluntary debt repayments, Peabody’s net debt balance has improved nearly 50 percent since April 2017 to $448.7 million.

[2] Free cash flow is a non-GAAP measure defined as Net cash provided by operating activities less Net cash used in investing activities. A reconciliation of Net cash provided by operating activities to free cash flow is included at the end of this document.

Shareholder Returns

•
The company executed $107 million of share repurchases in the fourth quarter, bringing total repurchases to $176 million, as the company continues to execute on its authorized $500 million share repurchase program[3].

•
Today, Peabody announced the initiation of a quarterly dividend, demonstrating the company’s strong financial position, cash flow generation profile and commitment to shareholder returns. Peabody’s board of directors has declared a quarterly cash dividend of $0.115 per share of the company's common stock payable on March 5, 2018 to shareholders of record on Feb. 19, 2018. The new dividend is the next step of the company’s financial approach of generating cash, maintaining a strong balance sheet, investing wisely and returning cash to shareholders. The board of directors will evaluate dividends on a quarterly basis, taking into consideration the company's cash flows and alternative means to create shareholder value.

Preferred Share Conversion

•
Peabody’s capital structure also was simplified in recent days as all remaining preferred stock was mandatorily converted into common on Jan. 31, 2018. Peabody expects to record a non-cash preferred dividend charge of $102.5 million in the first quarter of 2018 as a result of conversions since Dec. 31, 2017.

Industry Fundamentals

Seaborne thermal and metallurgical coal pricing remained elevated through year end as firm demand across the Asia-Pacific region was met with supply tightness.

2017 global seaborne thermal coal demand increased approximately 25 million tonnes over the prior year largely driven by South Korea, China and other developing Pacific countries. South Korean imports continued to show strength in the fourth quarter on new coal capacity and low nuclear availability, leading to an increase in full-year 2017 demand of 16 million tonnes over the prior year. Chinese thermal coal imports increased 5 million tonnes over 2016 on a 5 percent increase in thermal electricity generation. Demand from ASEAN countries increased 8 million tonnes on continued strong economic growth and increases in coal-fueled generation. While India imports declined 11 million tonnes overall for the year, fourth quarter imports rose 17 percent compared to the prior year largely due to depleted stockpiles.

2017 seaborne thermal coal demand outpaced supply as Australian, Colombian and Indonesian thermal coal exports declined from the prior year, despite high pricing levels.

Within seaborne metallurgical coal, 2017 demand was driven by a 5 percent increase in global steel production, with December marking the 20th consecutive month of year-over-year steel production increases. Through year end, Chinese metallurgical coal imports rose approximately 10 million tonnes, or 15 percent, even as steel exports decreased 30 percent year over year. Indian metallurgical coal imports increased approximately 6 percent over the prior year, largely driven by growth in the back half of the year to support rising steel production. Global metallurgical coal supply and demand fundamentals remained tight at year end as total Australian metallurgical exports declined more than 15 million tonnes through December due to cyclone impacts, logistical constraints and industry-wide operational challenges.

[3] Repurchases will be subject to limitations in the company's debt documents and may be made from time to time at the company's discretion. The specific timing, price and size of purchases will depend on the share price, general market and economic conditions and other considerations. No expiration date has been set for the repurchase program, and the program may be suspended or discontinued at any time.

Seaborne metallurgical coal prompt prices increased to an average $205 per tonne in the fourth quarter with the index-based settlement price for premium hard coking coal set at approximately $192 per tonne. Peabody negotiated first quarter benchmark low-vol PCI pricing of $156.50 per tonne.

2018 seaborne thermal and metallurgical demand are expected to be most impacted by growth in India and ASEAN countries and potential changes in Chinese policy. Seaborne supply remains tight on continued logistic and operational constraints across the industry.

In the U.S., 2017 coal demand was impacted by mild weather in coal heavy regions, moderate natural gas prices and increased renewable demand. Utility consumption of Southern Powder River Basin coal rose approximately 5 percent in 2017 compared to the prior year, despite overall load, natural gas and total coal demand all decreasing. As a result, Southern Powder River Basin coal inventories declined approximately 9 million tons from the prior year to 54 days of maximum burn. Winter weather continues to reduce stockpile levels across the U.S. resulting in average year-end stockpiles at lows not seen since 2014. U.S. coal production increased approximately 5 percent over 2016 levels, driven by a nearly 60 percent increase in exports, along with rising domestic consumption of Southern Powder River Basin coal.

Looking ahead to 2018, changes in demand for electric power sector consumption of coal is expected to be most impacted by changes in natural gas prices and availability of renewable generation. Peabody projects plant retirements to reduce base demand by approximately 25 to 35 million tons. The 2017 price of natural gas averaged $3.02 per mmBtu, and on average every 20 cent movement in the price of natural gas from those levels equates to an approximate 25 million ton change in U.S. coal demand over the course of the year, subject to regional natural gas prices and availability of renewable generation.

2018 Priorities and Outlook

Peabody continues to deliberately pursue its stated financial approach of generating cash, maintaining financial strength, investing wisely and returning cash to shareholders. The company begins the year also focused on core priorities that include:

•	Focusing on safety, productivity and margin maximization from Peabody’s operational platforms;

•	Within the U.S., reducing our unit costs, improving coal’s competitiveness against natural gas and taking actions to preserve coal plants from premature retirement;

•	Emphasizing production and logistical efficiencies amid robust demand and pricing for Australian metallurgical and thermal coal;

•
Exploring means to continue to upgrade Peabody’s metallurgical coal platform, including advancing a new longwall system at North Goonyella that has a secondary benefit of reducing downtime during longwall transitions in 2018 and 2019, and underwriting double digit annual metallurgical coal production for the foreseeable future;

•	Managing life extensions and a joint venture at Australian thermal coal mines while also evaluating continued means to layer in longer-term commitments for seaborne thermal coal sales; and

•	Finalizing steps to achieve the company’s goal of releasing nearly all of its remaining restricted cash in 2018.
First quarter results are expected to benefit from continued strong seaborne metallurgical and thermal coal pricing, offset by lower Australia volumes due to scheduled longwall moves at Metropolitan and Wambo.

In February, Peabody closed on the sale of its 50 percent interest in the coal handling and preparation plant and associated rail loading facility utilized by Millennium. The sale reduces associated operating costs, reclamation obligations and other commitments, while preserving throughput capacity for Peabody’s remaining production through 2019.

Peabody is targeting 2018 seaborne metallurgical and thermal export volumes in line with the prior year even as the company is ramping down Millennium production, advancing its North Goonyella longwall move and expecting a greater mix of Wilpinjong volumes delivered under a domestic contract. In the U.S., Peabody is targeting modestly lower PRB volumes based on demand. Capital spending is expected to increase approximately $105 million (at the mid-point) driven by approximately $85 million of project spending for Australian life extension projects and the purchase of a new longwall at North Goonyella, and approximately $40 million in lease termination payments.

Today’s earnings call is scheduled for 10 a.m. CST, and will be accompanied by a presentation available at PeabodyEnergy.com.

Peabody (NYSE: BTU) is the leading global pure-play coal company, serving power and steel customers in more than 25 countries on six continents. Peabody offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, sustainability, leadership, customer focus, integrity, excellence and people. For further information, visit PeabodyEnergy.com.

Contact:
Investors
Julie Gates
314.342.4336

Media
Michelle Constantine
314.342.4347

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Dec. 31, 2017 and 2016

(In Millions, Except Per Share Data)
	2017	2016
	Successor	Predecessor
	Quarter Ended December 31

Tons Sold	49.8	51.7

Revenues	$1,517.1	$1,440.8
Operating Costs and Expenses (1)	1,088.2	1,126.4
Depreciation, Depletion and Amortization	178.8	119.9
Asset Retirement Obligation Expenses	18.9	4.5
Selling and Administrative Expenses	37.6	38.8
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(45.2)	—
Restructuring Charges	6.5	—
Other Operating (Income) Loss:
Net Gain on Disposals	(83.1)	(5.8)
Asset Impairment	—	230.7
Income from Equity Affiliates	(22.8)	(28.8)
Operating Profit (Loss)	338.2	(44.9)
Interest Expense	35.9	54.9
Loss on Early Debt Extinguishment	8.0	29.5
Interest Income	(2.1)	(1.7)
Reorganization Items, Net	—	33.9
Income (Loss) from Continuing Operations Before Income Taxes	296.4	(161.5)
Income Tax (Benefit) Provision	(81.6)	13.7
Income (Loss) from Continuing Operations, Net of Income Taxes	378.0	(175.2)
Loss from Discontinued Operations, Net of Income Taxes	(13.4)	(13.1)
Net Income (Loss)	364.6	(188.3)
Less: Series A Convertible Preferred Stock Dividends	40.9	—
Less: Net Income Attributable to Noncontrolling Interests	6.3	4.4
Net Income (Loss) Attributable to Common Stockholders	$317.4	$(192.7)

Adjusted EBITDA (2)	$416.2	$294.0

Diluted EPS - Income (Loss) from Continuing Operations (3)(4)	$2.47	$(9.82)

Diluted EPS - Net Income (Loss) Attributable to Common Stockholders (3)	$2.37	$(10.53)

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP measure defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing the segments' operating performance as displayed in the reconciliation. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA is included at the end of this document. Adjusted EBITDA is used by management as one of the primary metrics to measure our operating performance. Management also believes non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

(3)
Diluted EPS is calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 106.5 million for the Successor quarter ended December 31, 2017 and excluded 27.3 million weighted average shares outstanding related to the participating securities. Weighted average diluted shares outstanding were 18.3 million for the Predecessor quarter ended December 31, 2016.

(4)	Reflects income (loss) from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Operations (Unaudited)
For the Years Ended Dec. 31, 2017 and 2016

(In Millions, Except Per Share Data)
	2017		2016
	Successor	Predecessor	Predecessor
	April 2 through December 31	January 1 through April 1	Year Ended December 31
Tons Sold	145.4	46.1	186.8

Revenues	$4,252.6	$1,326.2	$4,715.3
Operating Costs and Expenses (1)	3,067.9	963.7	4,107.6
Depreciation, Depletion and Amortization	521.6	119.9	465.4
Asset Retirement Obligation Expenses	41.2	14.6	41.8
Selling and Administrative Expenses	105.4	37.2	153.4
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(45.2)	—	—
Restructuring Charges	7.6	—	15.5
Other Operating (Income) Loss:
Net Gain on Disposals	(84.0)	(22.8)	(23.2)
Asset Impairment	—	30.5	247.9
Income from Equity Affiliates	(49.0)	(15.0)	(16.2)
Operating Profit (Loss)	687.1	198.1	(276.9)
Interest Expense	119.7	32.9	298.6
Loss on Early Debt Extinguishment	20.9	—	29.5
Interest Income	(5.6)	(2.7)	(5.7)
Reorganization Items, Net	—	627.2	159.0
Income (Loss) from Continuing Operations Before Income Taxes	552.1	(459.3)	(758.3)
Income Tax Benefit	(161.0)	(263.8)	(94.5)
Income (Loss) from Continuing Operations, Net of Income Taxes	713.1	(195.5)	(663.8)
Loss from Discontinued Operations, Net of Income Taxes	(19.8)	(16.2)	(57.6)
Net Income (Loss)	693.3	(211.7)	(721.4)
Less: Series A Convertible Preferred Stock Dividends	179.5	—	—
Less: Net Income Attributable to Noncontrolling Interests	15.2	4.8	7.9
Net Income (Loss) Attributable to Common Stockholders	$498.6	$(216.5)	$(729.3)

Adjusted EBITDA (2)	$1,145.3	$341.3	$532.0

Diluted EPS - Income (Loss) from Continuing Operations (3)(4)	$3.81	$(10.93)	$(36.72)

Diluted EPS - Net Income (Loss) Attributable to Common Stockholders (3)	$3.67	$(11.81)	$(39.87)

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP measure defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing the segments' operating performance as displayed in the reconciliation. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA is included at the end of this document. Adjusted EBITDA is used by management as one of the primary metrics to measure our operating performance. Management also believes non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

(3)
Diluted EPS is calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 102.5 million for the Successor period April 2 through December 31, 2017 and excluded 33.5 million weighted average shares outstanding related to the participating securities. Weighted average diluted shares outstanding were 18.3 million for the Predecessor periods January 1 through April 1, 2017 and the year ended December 31, 2016, respectively.

(4)	Reflects income (loss) from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters and Years Ended Dec. 31, 2017 and 2016

	2017	2016	2017			2016
	Successor	Predecessor	Successor	Predecessor	Combined	Predecessor
	Quarter Ended December 31		April 2 through December 31	January 1 through April 1	Year Ended December 31
Revenue Summary (In Millions)
Powder River Basin Mining Operations	$392.4	$411.1	$1,178.7	$394.3	$1,573.0	$1,473.3
Midwestern U.S. Mining Operations	189.7	192.9	592.3	193.2	785.5	792.5
Western U.S. Mining Operations	159.6	139.0	440.7	149.7	590.4	526.0
Total U.S. Mining Operations	741.7	743.0	2,211.7	737.2	2,948.9	2,791.8
Australian Metallurgical Mining Operations	517.3	407.6	1,221.0	328.9	1,549.9	1,090.4
Australian Thermal Mining Operations	267.5	263.5	772.5	224.8	997.3	824.9
Total Australian Mining Operations	784.8	671.1	1,993.5	553.7	2,547.2	1,915.3
Trading and Brokerage Operations	9.0	12.4	33.6	15.0	48.6	28.9
Other	(18.4)	14.3	13.8	20.3	34.1	(20.7)
Total	$1,517.1	$1,440.8	$4,252.6	$1,326.2	$5,578.8	$4,715.3

Tons Sold (In Millions)
Powder River Basin Mining Operations	31.8	33.1	94.0	31.0	125.0	113.1
Midwestern U.S. Mining Operations	4.5	4.5	14.0	4.5	18.5	18.3
Western U.S. Mining Operations	4.1	3.7	11.3	3.4	14.7	13.7
Total U.S. Mining Operations	40.4	41.3	119.3	38.9	158.2	145.1
Australian Metallurgical Mining Operations	4.0	3.3	9.5	2.2	11.7	13.4
Australian Thermal Mining Operations	4.8	5.5	14.6	4.6	19.2	21.3
Total Australian Mining Operations	8.8	8.8	24.1	6.8	30.9	34.7
Trading and Brokerage Operations	0.6	1.6	2.0	0.4	2.4	7.0
Total	49.8	51.7	145.4	46.1	191.5	186.8

Revenues per Ton - Mining Operations (1)
Powder River Basin	$12.34	$12.40	$12.54	$12.70	$12.58	$13.02
Midwestern U.S.	42.21	43.18	42.45	42.96	42.58	43.39
Western U.S.	39.12	37.18	38.75	44.68	40.10	38.30
Total U.S.	18.38	17.97	18.54	18.96	18.64	19.23
Australian Metallurgical	127.14	124.94	128.14	150.22	132.29	81.41
Australian Thermal	55.22	47.94	52.84	48.65	51.83	38.79
Total Australian	88.06	76.62	82.55	81.36	82.28	55.26

Operating Costs per Ton - Mining Operations (1)(2)
Powder River Basin	$9.78	$9.34	$9.57	$9.75	$9.62	$9.66
Midwestern U.S.	35.89	33.12	33.53	31.84	33.13	31.49
Western U.S.	26.28	32.26	27.16	29.76	27.75	30.90
Total U.S.	14.36	13.98	14.06	14.03	14.05	14.42
Australian Metallurgical	78.03	92.84	84.60	100.16	87.52	82.63
Australian Thermal	33.98	33.32	31.87	32.27	31.97	28.56
Total Australian	54.10	55.49	52.67	54.15	52.99	49.45

Adjusted EBITDA Margin per Ton - Mining Operations (1)(2)
Powder River Basin	$2.56	$3.06	$2.97	$2.95	$2.96	$3.36
Midwestern U.S.	6.32	10.06	8.92	11.12	9.45	11.90
Western U.S.	12.84	4.92	11.59	14.92	12.35	7.40
Total U.S.	4.02	3.99	4.48	4.93	4.59	4.81
Australian Metallurgical	49.11	32.10	43.54	50.06	44.77	(1.22)
Australian Thermal	21.24	14.62	20.97	16.38	19.86	10.23
Total Australian	33.96	21.13	29.88	27.21	29.29	5.81
Note: See footnote explanations on following page

Supplemental Financial Data (Unaudited)
For the Quarters and Years Ended Dec. 31, 2017 and 2016

	2017	2016	2017			2016
	Successor	Predecessor	Successor	Predecessor	Combined	Predecessor
	Quarter Ended December 31		April 2 through December 31	January 1 through April 1	Year Ended December 31
Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Powder River Basin Mining Operations	$81.3	$101.6	$278.8	$91.7	$370.5	$379.9
Adjusted EBITDA - Midwestern U.S. Mining Operations	28.4	44.9	124.4	50.0	174.4	217.3
Adjusted EBITDA - Western U.S. Mining Operations	52.4	18.4	131.8	50.0	181.8	101.6
Total U.S. Mining Operations	162.1	164.9	535.0	191.7	726.7	698.8
Adjusted EBITDA - Australian Metallurgical Mining Operations	199.9	104.7	414.9	109.6	524.5	(16.3)
Adjusted EBITDA - Australian Thermal Mining Operations	102.9	80.4	306.6	75.6	382.2	217.6
Total Australian Mining Operations	302.8	185.1	721.5	185.2	906.7	201.3
Adjusted EBITDA - Trading and Brokerage	(4.5)	8.9	(6.9)	8.8	1.9	(32.4)
Selling and Administrative Expenses (Excluding Debt Restructuring)	(37.6)	(38.8)	(105.4)	(37.2)	(142.6)	(131.9)
Other Operating Costs, Net (3)	3.6	17.1	5.5	20.4	25.9	(15.4)
Restructuring Charges	(6.5)	—	(7.6)	—	(7.6)	(15.5)
Gain on UMWA VEBA Settlement	—	—	—	—	—	68.1
Corporate Hedging Results	(3.7)	(43.2)	3.2	(27.6)	(24.4)	(241.0)
Adjusted EBITDA	$416.2	$294.0	$1,145.3	$341.3	$1,486.6	$532.0

(1)
Revenues per Ton, Operating Costs per Ton and Adjusted EBITDA Margin per Ton are non-GAAP measures. Revenues per Ton and Adjusted EBITDA Margin per Ton are approximately equal to Revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Operating Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton.

(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; and certain other costs related to post-mining activities.

(3)
Includes (income) loss from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference), costs associated with post-mining activities, certain asset sales, property management costs and revenues, coal royalty expense, minimum charges on certain transportation-related contracts and the Q1 2017 gain of $19.7 million recognized on the sale of Dominion Terminal Associates.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Dec. 31, 2017, Sept. 30, 2017 and Dec. 31, 2016

(Dollars In Millions)
	Successor		Predecessor
	(Unaudited)
	December 31, 2017	September 30, 2017	December 31, 2016
Cash and Cash Equivalents	$1,012.1	$925.0	$872.3
Restricted Cash	40.1	7.8	54.3
Accounts Receivable, Net	552.1	431.0	473.0
Inventories	291.3	307.7	203.7
Assets from Coal Trading Activities, Net	2.6	2.5	0.7
Other Current Assets	291.8	268.6	486.6
Total Current Assets	2,190.0	1,942.6	2,090.6
Property, Plant, Equipment and Mine Development, Net	5,111.9	5,082.6	8,776.7
Deferred Income Taxes	85.6	—	—
Restricted Cash Collateral	323.1	530.3	529.3
Investments and Other Assets	470.6	517.9	381.1
Total Assets	$8,181.2	$8,073.4	$11,777.7

Current Portion of Long-Term Debt	$42.1	$47.1	$20.2
Liabilities from Coal Trading Activities, Net	11.7	1.0	1.2
Accounts Payable and Accrued Expenses	1,191.1	1,065.0	990.4
Total Current Liabilities	1,244.9	1,113.1	1,011.8
Long-Term Debt, Less Current Portion	1,418.7	1,612.0	—
Deferred Income Taxes	5.4	2.2	173.9
Asset Retirement Obligations	657.0	636.0	717.8
Accrued Postretirement Benefit Costs	730.0	745.8	756.3
Other Noncurrent Liabilities	469.4	573.7	496.2
Total Liabilities Not Subject to Compromise	4,525.4	4,682.8	3,156.0
Liabilities Subject to Compromise	—	—	8,440.2
Total Liabilities	4,525.4	4,682.8	11,596.2

Predecessor Common Stock	—	—	0.2
Successor Series A Convertible Preferred Stock	576.0	691.7	—
Successor Common Stock	1.0	1.0	—
Additional Paid-in Capital	2,590.3	2,425.9	2,422.0
Treasury Stock	(175.9)	(69.2)	(371.8)
Retained Earnings (Accumulated Deficit)	613.6	296.3	(1,399.5)
Accumulated Other Comprehensive Income (Loss)	1.4	1.8	(477.0)
Peabody Energy Corporation Stockholders' Equity	3,606.4	3,347.5	173.9
Noncontrolling Interests	49.4	43.1	7.6
Total Stockholders' Equity	3,655.8	3,390.6	181.5
Total Liabilities and Stockholders' Equity	$8,181.2	$8,073.4	$11,777.7

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Dec. 31, 2017 and 2016
(Dollars In Millions)
	2017	2016
	Successor	Predecessor
	Quarter Ended December 31
Cash Flows From Operating Activities
Net Cash Provided by Continuing Operations	$471.3	$235.0
Net Cash Used in Discontinued Operations	(4.4)	(11.0)
Net Cash Provided by Operating Activities	466.9	224.0

Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(98.0)	(70.0)
Changes in Accrued Expenses Related to Capital Expenditures	14.4	(0.6)
Proceeds from Disposal of Assets	12.7	9.7
Contributions to Joint Ventures	(95.8)	(67.8)
Distributions from Joint Ventures	99.0	75.7
Activity with Related Parties, Net	17.2	10.3
Other, Net	(8.0)	(1.7)
Net Cash Used in Investing Activities	(58.5)	(44.4)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	28.6
Repayments of Long-Term Debt	(209.7)	(502.5)
Payment of Deferred Financing Costs	(4.7)	(1.2)
Common Stock Repurchases	(106.5)	—
Other, Net	(0.4)	—
Net Cash Used in Financing Activities	(321.3)	(475.1)
Net Change in Cash and Cash Equivalents	87.1	(295.5)
Cash and Cash Equivalents at Beginning of Period	925.0	1,167.8
Cash and Cash Equivalents at End of Period	$1,012.1	$872.3

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows
For the Years Ended Dec. 31, 2017 and 2016

(Dollars In Millions)
	2017			2016
	Successor	Predecessor	Combined	Predecessor
	(Unaudited)
	April 2 through December 31	January 1 through April 1	Year Ended December 31

Cash Flows From Operating Activities
Net Cash Provided by (Used in) Continuing Operations	$816.0	$222.2	$1,038.2	$(22.9)
Net Cash Used in Discontinued Operations	(18.8)	(8.2)	(27.0)	(29.9)
Net Cash Provided by (Used in) Operating Activities	797.2	214.0	1,011.2	(52.8)

Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(166.6)	(32.8)	(199.4)	(126.6)
Changes in Accrued Expenses Related to Capital Expenditures	16.2	(1.4)	14.8	(6.1)
Federal Coal Lease Expenditures	—	(0.5)	(0.5)	(249.0)
Proceeds from Disposal of Assets	17.9	24.3	42.2	144.4
Contributions to Joint Ventures	(305.8)	(95.4)	(401.2)	(309.5)
Distributions from Joint Ventures	307.0	90.5	397.5	312.4
Activity with Related Parties, Net	48.3	30.7	79.0	0.2
Other, Net	(10.4)	(0.3)	(10.7)	(9.9)
Net Cash (Used in) Provided by Investing Activities	(93.4)	15.1	(78.3)	(244.1)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	1,000.0	1,000.0	1,458.4
Successor Notes Issuance Proceeds into Escrow	—	(1,000.0)	(1,000.0)	—
Repayments of Long-Term Debt	(541.8)	(2.1)	(543.9)	(513.7)
Payment of Deferred Financing Costs	(10.8)	(45.4)	(56.2)	(31.0)
Common Stock Repurchases	(175.7)	—	(175.7)	—
Other, Net	(17.1)	(0.2)	(17.3)	(5.8)
Net Cash (Used in) Provided by Financing Activities	(745.4)	(47.7)	(793.1)	907.9
Net Change in Cash and Cash Equivalents	(41.6)	181.4	139.8	611.0
Cash and Cash Equivalents at Beginning of Period	1,053.7	872.3	872.3	261.3
Cash and Cash Equivalents at End of Period	$1,012.1	$1,053.7	$1,012.1	$872.3

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Dec. 31, 2017 and 2016

(Dollars In Millions)	2017	2016
	Successor	Predecessor
	Quarter Ended December 31

Income (Loss) from Continuing Operations, Net of Income Taxes	$378.0	$(175.2)
Depreciation, Depletion and Amortization	178.8	119.9
Asset Retirement Obligation Expenses	18.9	4.5
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(45.2)	—
Asset Impairment	—	230.7
Changes in Deferred Tax Asset Valuation Allowance and Amortization of Basis Difference Related to Equity Affiliates	(9.6)	(6.9)
Interest Expense	35.9	54.9
Loss on Early Debt Extinguishment	8.0	29.5
Interest Income	(2.1)	(1.7)
Reorganization Items, Net	—	33.9
Gain on Disposal of Reclamation Liability	(31.2)	—
Gain on Disposal of Burton Mine	(52.2)	—
Unrealized Losses (Gains) on Economic Hedges	21.6	(9.3)
Unrealized Losses on Non-Coal Trading Derivative Contracts	3.0	—
Take-or-Pay Contract-Based Intangible Recognition	(6.1)	—
Income Tax (Benefit) Provision	(81.6)	13.7

Adjusted EBITDA	$416.2	$294.0

	2017	2016
	Successor	Predecessor
	Quarter Ended December 31
Net Cash Provided by Operating Activities	$466.9	$224.0
Net Cash Used in Investing Activities	(58.5)	(44.4)

Free Cash Flow (1)	$408.4	$179.6

(1)
Free cash flow is a non-GAAP measure defined as net cash provided by operating activities less net cash used in investing activities. Free cash flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations. Free cash flow is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Years Ended Dec. 31, 2017 and 2016

(Dollars In Millions)
	2017		2016
	Successor	Predecessor	Predecessor
	April 2 through December 31	January 1 through April 1	Year Ended December 31

Income (Loss) from Continuing Operations, Net of Income Taxes	$713.1	$(195.5)	$(663.8)
Depreciation, Depletion and Amortization	521.6	119.9	465.4
Asset Retirement Obligation Expenses	41.2	14.6	41.8
Selling and Administrative Expenses Related to Debt Restructuring	—	—	21.5
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(45.2)	—	—
Asset Impairment	—	30.5	247.9
Changes in Deferred Tax Asset Valuation Allowance and Amortization of Basis Difference Related to Equity Affiliates	(17.3)	(5.2)	(7.5)
Interest Expense	119.7	32.9	298.6
Loss on Early Debt Extinguishment	20.9	—	29.5
Interest Income	(5.6)	(2.7)	(5.7)
Reorganization Items, Net	—	627.2	159.0
Gain on Disposal of Reclamation Liability	(31.2)	—	—
Gain on Disposal of Burton Mine	(52.2)	—	—
Break Fees Related to Terminated Asset Sales	(28.0)	—	—
Unrealized Losses (Gains) on Economic Hedges	23.0	(16.6)	39.8
Unrealized Losses on Non-Coal Trading Derivative Contracts	1.5	—	—
Coal Inventory Revaluation	67.3	—	—
Take-or-Pay Contract-Based Intangible Recognition	(22.5)	—	—
Income Tax Benefit	(161.0)	(263.8)	(94.5)

Adjusted EBITDA	$1,145.3	$341.3	$532.0

	2017		2016
	Successor	Predecessor	Predecessor
	April 2 through December 31	January 1 through April 1	Year Ended December 31

Net Cash Provided by (Used in) Operating Activities	$797.2	$214.0	$(52.8)
Net Cash (Used in) Provided by Investing Activities	(93.4)	15.1	(244.1)

Free Cash Flow (1)	$703.8	$229.1	$(296.9)

(1)
Free cash flow is a non-GAAP measure defined as net cash provided by operating activities less net cash used in investing activities. Free cash flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations. Free cash flow is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

2018 Full Year Guidance Targets

Sales Volumes (Short Tons in millions)		Capital Expenditures	$275 - $325 million
PRB	115 - 125
ILB	18 - 19	SG&A Expense	~$150 million
Western	13 - 14
Total U.S.	146 - 158	Interest Expense	$143 - $153 million

Aus. Metallurgical[1]	11.0 - 12.0	Cost Sensitivities[4]
Aus. Export Thermal[2]	11.5 - 12.5	$0.05 Decrease in A$ FX Rate[5]	+ ~$100 million
Aus. Domestic Thermal	7 - 8	$0.05 Increase in A$ FX Rate[5]	- ~$70 million
Total Australia	29.5 - 32.5	Fuel (+/- $10/barrel)	+/- ~$30 million

U.S. Operations - Revenue per Ton		2018 Priced Position (Avg. Price per Short Ton)
Total U.S.	$17.50 - $18.50	PRB	~$12.00
		ILB	~$42.00
U.S. Operations - Costs Per Ton		Australia Export Thermal	~$74
PRB	$9.25 - $9.75
ILB	$31.50 - $33.50	~90% of Peabody's 2018 U.S. volumes are priced
Total U.S.	$13.50 - $14.50	~40% of Peabody's 2019 U.S. volumes are priced
~4 million short tons of Australia export thermal
Australia Operations - Costs per Ton (USD)[3]		coal are priced for 2018
Metallurgical	$85 - $95
Thermal	$32 - $36
Total Australia	$52 - $58

1 Metallurgical coal sales volumes may range from approximately 55%-65% PCI and approximately 35%-45% coking coal (including semi-hard and semi-soft coking coals). Approximately 30% of seaborne coking coal sales may be priced on a spot basis, with the remainder linked to an index. Approximately 30% of seaborne PCI sales may be priced on a spot basis, with the remainder linked to the quarterly LV PCI benchmark. The company also has exposure to approximately 2 million tons of metallurgical coal related to the Middlemount Mine, a 50/50 joint venture accounted for in (Income) Loss from Equity Affiliates.

Peabody’s North Goonyella Mine typically receives the PHCC index quoted price and the Coppabella Mine typically sets the LV PCI benchmark, with the remainder of products sold at discounts to these values based on coal qualities and properties. On a weighted-average basis across all metallurgical products, Peabody typically realizes approximately 85% -90% of the PHCC index quoted price for its coking products, and 85%-90% of the LV PCI benchmark price for its PCI products.

2 A portion of Peabody’s seaborne thermal coal products sell at or above the Newcastle index, with the remainder sold at discounts relative to the Newcastle index based on coal qualities and properties. On a weighted-average basis across all seaborne thermal products, Peabody typically realizes approximately 90%-95% of the Newcastle index price.

3 Assumes 2018 average A$ FX rate of $0.79. Cost ranges include sales-related cost, which will fluctuate based on realized prices.

4 Sensitivities reflect approximate impacts of changes in variables on financial performance. When realized, actual impacts may differ significantly.

5 As of Dec. 31, 2017, Peabody had purchased average rate call options in aggregate notional amount of approximately AUD $1.1 billion to manage market price volatility associated with the Australian dollar with strike price levels between $0.79 and $0.83 and settlement dates through September 2018. Sensitivities provided are relative to an assumed average A$ FX exchange rate of $0.79.

Note 1: Peabody classifies its Australian Metallurgical or Thermal Mining segments based on the primary customer base and reserve type. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade and vice versa. Peabody may market some of its metallurgical coal products as a thermal product from time to time depending on industry conditions. Per ton metrics presented are non-GAAP measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Note 2: A sensitivity to changes in seaborne pricing should consider Peabody’s estimated split of PCI and coking coal products, the ratio of LV PCI benchmark to PHCC index quoted price, the weighted average discounts across all products to the applicable PHCC index quoted price or LV PCI benchmark or Newcastle index prices, in addition to impacts on sales-related costs in Australia, and applicable conversions between short tons and metric tonnes as necessary.

Note 3: As of Jan. 31, 2018, on a fully diluted basis, Peabody has approximately 134.2 million shares of common stock outstanding, including approximately 3.5 million shares underlying unvested equity awards under Peabody’s long-term incentive plan.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2016, as amended on July 10, 2017 and Aug. 14, 2017, and in Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 11, 2017, as well as additional factors we may describe from time to time in other filings with the SEC. You may get such filings for free at our website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.